Exhibit 12.1    Statement of Ratio of Earnings to Fixed Charges

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                                                                                                                      Nine Months
                                                                                                                        Ended
                                                                          Year Ended December 31,                      Sept. 30,

                                            1992             1993          1994          1995           1996             1997
                                            ----             ----          ----          ----           ----             ----

Consolidated pretax income
  from continuing operations              $  (6,131)     $ (17,581)    $  15,529      $  14,763     $  (7,956)       $   (4,430)


Interest expense:
  Continuing operations                      29,572         25,261        21,974         23,483        28,187            21,763
  Allocated to IMSAMET as
    described in Note D
    to the financial statements               3,458          3,087         3,178          3,649         3,273
  Incurred directly by IMSAMET                  623            515           220            268            57
                                        -----------    -----------   -----------    -----------   -----------
                                             33,653         28,863        25,372         27,400        31,517            21,763


Amortization of interest
  capitalized in prior periods                  328            358           368            375           373               255


Interest portion of rental expense            1,800           2,070        2,340          3,060         3,030             2,245
                                         ----------      ----------   ----------     ----------    ----------       -----------


   Earnings                               $  29,650      $  13,710     $  43,609      $  45,598     $  26,964        $   19,833
                                          =========      =========     =========      =========     =========        ==========




Interest expense:


Interest expense set forth above          $  33,653      $  28,863     $  25,372      $  27,400     $  31,517        $   21,763
Interest capitalized during period              804            616           627            196
Interest portion of rental expense            1,800          2,070         2,340          3,060         3,030             2,245
                                          ---------      ---------     ---------      ---------     ---------        ----------


   Fixed Charges                          $  36,257      $  31,549     $  28,339      $  30,656     $  34,547        $   24,008
                                          =========      =========     =========      =========     =========        ==========



Ratio of Earnings to Fixed Charges               --             --          1.54           1.49            --                --

Deficiency in Earnings Available
   to Cover Fixed Charges                 $   6,607      $  17,839     $      --      $      --     $   7,583        $    4,175

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